EXHIBIT 10.54

LEASE

BETWEEN

WESTWOOD GATEWAY II LLC

AND

MARATHON PATENT GROUP, INC.

LEASE
(Short Form)

THIS LEASE is made as of the 14th day of October, 2013, by and between WESTWOOD GATEWAY II LLC, a Delaware limited liability company, hereafter called “Landlord,” and MARATHON PATENT GROUP, INC., a Nevada corporation, hereafter called “Tenant.”

ARTICLE 1.  BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.	Tenant’s Trade Name: N/A

2. Premises:	Suite No. 380
Address of Building:	11100 Santa Monica Blvd., Los Angeles, CA 90025
Project Description:	Westwood Gateway II
   (The Premises are more particularly described in Section 2.1).

3.	Use of Premises: General office and for no other use.

4.	Commencement Date: May 1, 2014

5.	Lease Term: The Term of this Lease will expire at midnight on April 30, 2021.

6.	Basic Rent:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent (rounded to the nearest dollar)
5/1/14 to 4/30/15	$3.05	$5,283.00
5/1/15 to 4/30/16	$3.19	$5,525.00
5/1/16 to 4/30/17	$3.33	$5,768.00
5/1/17 to 4/30/18	$3.48	$6,027.00
5/1/18 to 4/30/19	$3.64	$6,304.00
5/1/19 to 4/30/20	$3.80	$6,582.00
5/1/20 to 4/30/21	$3.97	$6,876.00

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of 5 full calendar months of Basic Rent in the aggregate amount of $26,415.00 (i.e. $5,283.00 per month) (the “Abated Basic Rent”) for the first 5 full calendar months of the Term (the “Abatement Period”).  In the event Tenant Defaults at any time during the Term, all Abated Basic Rent shall immediately become due and payable.  The payment by Tenant of the Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity.  Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

7.	Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2014 (the "Base Year").

Project Cost Base:  The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period:  Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8.	Floor Area of Premises: approximately 1,732 rentable square feet (Landlord and Tenant stipulate and agree that the Floor Area of Premises is correct).

Floor Area of Building:  approximately 292,056 rentable square feet

9.	Security Deposit: $7,564.00

10.	Broker(s): Irvine Realty Company ("Landlord's Broker") and Guardian Commercial Realty ("Tenant's Broker")

11.	Parking: 6 parking passes in accordance with the provisions set forth in Exhibit F to this Lease.

12.	Address for Payments and Notices:

LANDLORD	TENANT
Payment Address:

WESTWOOD GATEWAY II LLC
PO Box #842470
Los Angeles, CA  90084-2470

Notice Address:

THE IRVINE COMPANY LLC
11100 Santa Monica Boulevard, Suite 100
Los Angeles, CA,  90025
Attn: Property Manager

with a copy of notices to:

THE IRVINE COMPANY LLC
550 Newport Center Drive
Newport Beach, CA 92660
Attn: Senior Vice President, Property Operations
Irvine Office Properties
Marathon Patent Group, Inc. 11100 Santa Monica Blvd., Suite 380 Los Angeles, CA 90025

13.	List of Lease Exhibits (all exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A                          Description of Premises
Exhibit B                          Operating Expenses
Exhibit C                          Utilities and Services
Exhibit D                          Tenant’s Insurance
Exhibit E                          Rules and Regulations
Exhibit F                          Parking
Exhibit G                         Additional Provisions
Exhibit X                         Work Letter

ARTICLE 2.  PREMISES

2.1.   LEASED PREMISES.  Landlord leases to Tenant and Tenant leases from Landlord the Premises shown in Exhibit A (the “Premises”), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the “Floor Area”).  The Premises are located in the building identified in Item 2 of the Basic Lease Provisions (the “Building”), which is a portion of the project described in Item 2 (the “Project”).

2.2.   ACCEPTANCE OF PREMISES.  Tenant is currently occupying the Premises under the terms of an existing sub-sublease agreement, which is currently scheduled to expire at midnight on April 30, 2014.  Tenant acknowledges that, except for the items required to be accomplished by Landlord under the Work Letter attached as Exhibit X, it is satisfied with the condition of the Premises.  In no event shall this clause nullify any Landlord obligations under the Lease.

ARTICLE 3.  TERM

3.1.   GENERAL.  The term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions.  The Term shall commence (“Commencement Date") on the Commencement Date as set forth in Item 4 of the Basic Lease Provisions and shall end upon the expiration of the period set forth in Item 5 of the Basic Lease Provisions (“Expiration Date").

ARTICLE 4.  RENT AND OPERATING EXPENSES

4.1.   BASIC RENT.  From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset a Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions (the “Basic Rent”).  If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date.  The Basic Rent shall be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month.  No demand, notice or invoice shall be required.  An installment in the amount of 1 full month’s Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions shall be delivered to Landlord concurrently with Tenant’s execution of this Lease.

4.2.   OPERATING EXPENSES. Tenant shall pay Tenant’s Share of Operating Expenses in accordance with Exhibit B of this Lease.

4.3.   SECURITY DEPOSIT.  Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by this Lease.  Upon any breach of the foregoing obligations by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation.  If any portion of the Security Deposit is so applied, Tenant shall within 15 days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount.  Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.  In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any rental sum due under this Lease.  Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within 30 days following the termination of this Lease and Tenant's vacation of the Premises.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

ARTICLE 5.  USES

5.1.   USE.  Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions and for no other use whatsoever.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance in the Premises or the Project. Tenant shall comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities in all material respects that pertain to Tenant or its use of the Premises, and with all energy usage reporting requirements of Landlord.  As of the date of this Lease, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

5.2.   SIGNS.  Landlord shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the Premises, together with a directory strip listing Tenant's name as set forth herein in the lobby directory of the Building.  Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the Premises.

5.3   HAZARDOUS MATERIALS.  Tenant shall not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project without the prior written consent of Landlord.  Tenant acknowledges that it has read, understands and, if applicable, shall comply with the provisions of Exhibit H to this Lease, if that Exhibit is attached.

ARTICLE 6.  LANDLORD SERVICES

6.1.   UTILITIES AND SERVICES.  Landlord and Tenant shall be responsible to furnish those utilities and services to the Premises to the extent provided in Exhibit C, subject to the conditions and payment obligations and standards set forth in this Lease. Landlord’s failure to furnish, or any interruption, diminishment or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of force majeure (defined in Section 20.8) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement.

6.2.   OPERATION AND MAINTENANCE OF COMMON AREAS.  During the Term, Landlord shall operate all Common Areas within the Building and the Project.  The term “Common Areas” shall mean all areas within the Building, Project and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space.

6.3.   USE OF COMMON AREAS.  The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations described in Article 17 below.  Landlord shall at all times during the Term have exclusive control of the Common Areas, and may reasonably restrain or permit any use or occupancy.  Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose.

ARTICLE 7.  REPAIRS AND MAINTENANCE

7.1.   TENANT’S MAINTENANCE AND REPAIR.  Subject to Articles 11 and 12, Tenant at its sole expense shall make all repairs necessary to keep the Premises and all improvements and fixtures therein in good condition and repair, excepting ordinary wear and tear.  Tenant’s maintenance obligation shall include without limitation all appliances, interior glass, doors, door closures, hardware, fixtures, electrical within the Premises, plumbing within the Premises, fire extinguisher equipment and other equipment installed in the Premises, together with any supplemental HVAC equipment servicing only the Premises.  Should Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant’s request, Tenant shall promptly reimburse Landlord as additional rent for all reasonable and documented costs incurred (including the standard 5% supervision fee) upon submission of an invoice.

   7.2.   LANDLORD’S MAINTENANCE AND REPAIR.  Subject to Articles 11 and 12, Landlord shall provide service, maintenance and repair with respect to the heating, ventilating and air conditioning (“HVAC”) equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and shall maintain in good repair the Common Areas, roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), and the structural, electrical, mechanical and plumbing systems of the Building (including elevators, if any, serving the Building), except to the extent provided in Section 7.1 above.  Notwithstanding any provision of the California Civil Code or any similar or successor laws to the contrary, Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Except as provided in Section 11.1 and Article 12 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

   7.3.   ALTERATIONS.  Tenant shall make no alterations, additions, decorations, or improvements, except as set forth in Exhibit X, (collectively referred to as “Alterations”) to the Premises without the prior written consent of Landlord, such consent not to be unreasonably withheld or delayed.  Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable.  Tenant shall use Landlord’s designated mechanical and electrical contractors, obtain all required permits for the Alterations and shall perform the work in compliance with all applicable laws, regulations and ordinances with contractors reasonably acceptable to Landlord. Except for cosmetic alterations not requiring a permit, Landlord shall be entitled to a supervision fee in the amount of 5% of the cost of the Alterations.  Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable cost of that review shall be reimbursed by Tenant.  Should the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems.  Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures and furniture, shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to Tenant given at least 30 days prior to the Expiration Date, require Tenant to remove by the Expiration Date, or sooner termination date of this Lease, all or any Alterations (including without limitation all telephone and data cabling) installed either by Tenant or by Landlord at Tenant’s request (collectively, the “Required Removables”).  In connection with its removal of Required Removables, Tenant shall repair any damage to the Premises arising from that removal and shall restore the affected area to its pre-existing condition, reasonable wear and tear excepted.

7.4.   MECHANIC’S LIENS.  Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant.   In the event that Tenant shall not, within 15 days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond in accordance with California Civil Code Section 8424 or any successor statute, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien.  All expenses so incurred by Landlord shall be reimbursed by Tenant promptly following Landlord’s demand.  Tenant shall give Landlord no less than 20 days’ prior notice in writing before commencing construction of any kind on the Premises.

7.5.   ENTRY AND INSPECTION.  Landlord shall at all reasonable times and with reasonable prior verbal notice, except in emergencies or to provide Building services, have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final twelve months of the Term or when an uncured Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease.  Notwithstanding the foregoing, Landlord will use reasonable efforts not to disrupt the Tenant’s day to day business activities.

ARTICLE 8.  SPACE PLANNING AND SUBSTITUTION

Landlord shall have the right, upon providing not less than 60 days written notice, to move Tenant to other space of comparable size and corner location higher than the third floor in the Building.  The new space shall be provided with new improvements of comparable quality to those within the Premises.  Landlord shall pay the reasonable out-of-pocket costs to relocate and reconnect Tenant’s personal property and equipment within the new space.  Landlord shall also reimburse Tenant for such other reasonable out-of-pocket costs that Tenant may incur in connection with the relocation, including, but not limited to, Tenant’s notice of address change and new stationary. Within 10 days following request by Landlord, Tenant shall execute an amendment to this Lease prepared by Landlord to memorialize the relocation.

ARTICLE 9.  ASSIGNMENT AND SUBLETTING

9.1.   RIGHTS OF PARTIES.  Tenant shall not, directly or indirectly, assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not exercise its recapture rights.  Tenant agrees that it is not unreasonable for Landlord to withhold consent to a Transfer to a proposed assignee or subtenant who is an existing tenant or occupant of the Building or Project or to a prospective tenant with whom Landlord or Landlord's affiliate has been actively negotiating.  Within 30 days after receipt of executed copies of the transfer documentation and such other information as Landlord may request, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer.  Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed transferee.  In no event shall any Transfer release or relieve Tenant from any obligation under this Lease, as same may be amended.  Tenant shall pay Landlord a review fee of $750.00 for Landlord’s review of any requested Transfer.  Tenant shall pay Landlord, as additional Rent, 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

9.2.   PERMITTED TRANSFER.  Notwithstanding the foregoing, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”):  (i) Tenant is not then in Default hereunder; (ii) Tenant gives Landlord written notice prior to such Permitted Transfer; and (iii) the successor entity resulting from any merger or consolidation of Tenant or the sale of all or substantially all of the assets of Tenant in one or more related transactions, has a net worth at the time of the Permitted Transfer that is at least equal to the net worth of Tenant immediately before the Permitted Transfer.  “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

ARTICLE 10.  INSURANCE AND INDEMNITY

10.1.   TENANT’S INSURANCE.  Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D.  Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

10.2.   TENANT’S INDEMNITY.  To the fullest extent permitted by law, but subject to Section 10.4 below, Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s agents, employees, lenders, and affiliates, from and against any and all negligence, claims, liabilities, damages, costs or expenses arising either before or after the Commencement Date which arise from or are caused by Tenant’s use or occupancy of the Premises, the Building or the Common Areas of the Project, or from the conduct of Tenant’s business, or from any activity, work, or thing done, permitted or suffered by Tenant or Tenant’s agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas of the Project, or from any Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act, omission or negligence on the part of Tenant or Tenant’s agents, employees, subtenants, vendors, contractors, invitees or licensees.  Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section 10.2 through counsel reasonably satisfactory to Landlord.  Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord against any liability or expense to the extent that the same was caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees.

10.3.   LANDLORD’S NONLIABILITY.  Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition including, but not limited to, acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building, regardless of the negligence of Landlord, its agents or any and all affiliates of Landlord in connection with the foregoing.  Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable for Tenant’s loss or interruption of business or income (including without limitation, Tenant’s consequential damages, lost profits or opportunity costs), or for interference with light or other similar intangible interests.

10.4.   WAIVER OF SUBROGATION.  Landlord and Tenant each hereby waives all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided however, that the foregoing waiver shall not apply to the extent of Tenant’s obligation to pay deductibles under any such policies and this Lease.

ARTICLE 11.  DAMAGE OR DESTRUCTION

11.1.   RESTORATION.

(a)           If the Building of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless Landlord reasonably determines that:  (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair are not available from Landlord’s insurance, including without limitation earthquake insurance.  Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice, and Tenant shall have no further obligations to Landlord, financial or otherwise.  In such circumstance, Landlord shall promptly return the remaining balance of the Security Deposit and any prepayment of rent to the Tenant.

(b)           As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease.  If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage.  If the anticipated repair period exceeds 270 days and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice, and Tenant shall have no further obligations to Landlord, financial or otherwise.  In such circumstance, Landlord shall promptly return the remaining balance of the Security Deposit and any prepayment of rent to the Tenant.

(c)           In the event that neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(b), Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term.  Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's insurance with respect to any Alterations.  Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are reasonably determined during the performance of the repairs to such Alterations.

(d)           From and after the casualty event, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

(e)           Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 11.1, but subject to Section 10.4, the cost of any repairs shall be borne by Tenant, and Tenant shall not be entitled to rental abatement or termination rights, if the damage is due to the fault or neglect of Tenant or its employees, subtenants, contractors, invitees or representatives.

11.2.   LEASE GOVERNS.  Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”).  Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building.  The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority, and Tenant shall have no further obligations to Landlord, financial or otherwise.  In such circumstance, Landlord shall promptly return the remaining balance of the Security Deposit and any prepayment of rent to the Tenant.  All compensation awarded for a Taking shall be the property of Landlord.  Tenant agrees that the provisions of this Lease shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 13.  SUBORDINATION; ESTOPPEL CERTIFICATE

13.1.   SUBORDINATION.  Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”).  The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.”  This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefitting Tenant.  Alternatively, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.  Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease in the event of a foreclosure of any mortgage.   Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be liable for the return of the Security Deposit not actually recovered by such purchaser nor bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided that the foregoing shall not release the applicable prior landlord from any liability for those obligations.  Tenant acknowledges that Landlord’s Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1.

13.2.   ESTOPPEL CERTIFICATE.  Tenant shall, within 10 days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project).

ARTICLE 14.  DEFAULTS AND REMEDIES

14.1.   TENANT’S DEFAULTS.  In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events shall constitute a “Default” by Tenant:

(a)           The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of 5 business days after written notice from Landlord to Tenant.  The term “Rent” as used in this Lease shall be deemed to mean the Basic Rent and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease.

(b)           Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease (in which event the failure to perform by Tenant within such time period shall be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord shall not be required to give any additional notice under California Code of Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.

14.2.   LANDLORD’S REMEDIES.

(a)           Upon the occurrence of any Default by Tenant, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

(i)              Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  Such termination shall not affect any accrued obligations of Tenant under this Lease.  Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property.  Landlord shall also be entitled to recover from Tenant:

(1)       The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2)       The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

(3)       The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

(4)       Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises, commissions and other expenses of reletting, including necessary repair, renovation, improvement and alteration of the Premises for a new tenant, reasonable attorneys’ fees, and any other reasonable costs; and

(5)       At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law.  Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the 24 month period immediately prior to Default, except that if it becomes necessary to compute such rental before the 24 month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period.  As used in subparagraphs (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of 10% per annum.  As used in subparagraph (3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(ii)              Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(b)           The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time.  No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or Default by Tenant.  The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or Default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or Default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or Default.  No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it.  Tenant hereby waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Section 1174 or 1179, or under any successor statute, in the event this Lease is terminated by reason of any Default by Tenant.  No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord.

14.3.   LATE PAYMENTS.  Any Rent due under this Lease that is not paid to Landlord within 5 days of the date when due shall bear interest at the maximum rate permitted by law from the date due until fully paid and if any Rent due from Tenant shall not be received by Landlord or Landlord’s designee within 5 days after the date due, then Tenant shall pay to Landlord, in addition to the interest, a late charge for each delinquent payment equal to the greater of (i) 5% of that delinquent payment or (ii) $100.00.

14.4.   DEFAULT BY LANDLORD.  Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within 30 days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the 30 day period and thereafter diligently pursues the cure to completion.

14.5.   EXPENSES AND LEGAL FEES.  Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other reasonable costs.  The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

14.6.   WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.

(a)           LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

(b)           In the event that the jury waiver provisions of Section 14.6 (a) are not enforceable under California law, then, unless otherwise agreed to by the parties, the provisions of this Section 14.6 (b) shall apply.  Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) shall be resolved (and a decision shall be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee.  Nothing within this Section 14.6 shall apply to an unlawful detainer action.

14.7.   SATISFACTION OF JUDGMENT.  The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or its constituent partners or members. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord, and no action for any deficiency may be sought or obtained by Tenant.

ARTICLE 15.  END OF TERM

15.1.   HOLDING OVER.  If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term), such tenancy shall constitute a tenancy at sufferance only and possession shall be subject to all of the terms of this Lease, except that the monthly rental shall be 150% of the total monthly rental for the month immediately preceding the date of termination.  The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord's right to recover the full amount due unless otherwise agreed in writing by Landlord.  If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

15.2.   SURRENDER OF PREMISES; REMOVAL OF PROPERTY.  Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall remove or fund to Landlord the cost of removing all wallpapering, voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and shall perform all work required under Section 7.3 of this Lease.   If Tenant shall fail to comply with the provisions of this Section 15.2, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon demand.

ARTICLE 16.  PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing.  Unless this Lease expressly provides otherwise, all payments shall be due and payable within 5 days after demand.  All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable.  Any notice, election, demand, consent or approval to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service or by any courier or “overnight” express mailing service.  Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address.  The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), shall be deemed delivery and receipt of the notice as of the date of attempted delivery.

ARTICLE 17.  RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted by Landlord from time to time.

ARTICLE 18.  BROKER’S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease.  Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Lease.

ARTICLE 19.  TRANSFER OF LANDLORD’S INTEREST

Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Project or Lease, including the Security Deposit, and upon transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit.

ARTICLE 20.  INTERPRETATION

20.1.   NUMBER.  Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular.

20.2.   JOINT AND SEVERAL LIABILITY.  If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

20.3.   SUCCESSORS.  The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

20.4.   TIME OF ESSENCE.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.5.   CONTROLLING LAW/VENUE.  This Lease shall be governed by and interpreted in accordance with the laws of the State of California.

20.6.   SEVERABILITY.  If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

20.7.   WAIVER.  One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition.  Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act.  No breach of this Lease shall be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

20.8.   INABILITY TO PERFORM.  In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay.  The provisions of this Section 20.8 shall not operate to excuse Tenant from the prompt payment of Rent.

20.9.   ENTIRE AGREEMENT.  This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

20.10.   QUIET ENJOYMENT.  Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

20.11.   SURVIVAL.  All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

ARTICLE 21.  EXECUTION

21.1.   COUNTERPARTS.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

21.2.   CORPORATE AND PARTNERSHIP AUTHORITY.  Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

21.3.   EXECUTION OF LEASE; NO OPTION OR OFFER.  The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises unless and until Landlord has executed and delivered this Lease to Tenant.

ARTICLE 22.  MISCELLANEOUS

22.1.  MORTGAGEE PROTECTION.  No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord.  Tenant shall comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee’s Mortgage.

22.2.   SDN LIST.  Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC).  In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

LANDLORD:

WESTWOOD GATEWAY II LLC,
a Delaware limited liability company

By/s/ Steven M. Case
Steven M. Case
Executive Vice President
Office Properties

By/s/ Betty R. Casties
Betty R. Casties
Vice President, Operations
Office Properties
TENANT: MARATHON PATENT GROUP, INC., a Nevada corporation By /s/ Douglas B. Croxall Printed Name Douglas B. Croxall Title CEO By Printed Name Title

DESCRIPTION OF PREMISES

11100 Santa Monica Boulevard
Suite 380

EXHIBIT A

EXHIBIT B

Operating Expenses and Taxes
(Base Year)

(a)           Commencing 12 months following the Commencement Date, Tenant shall pay Landlord, as additional rent, for Tenant’s Share of the amount, if any, by which “Project Costs” (defined below) for each Expense Recovery Period during the Term exceed Project Costs for the Project Cost Base and the amount, if any, by which “Property Taxes” (defined below) for each Expense Recovery Period during the Term exceed Property Taxes for the Property Tax Base.  Property Taxes and Project Costs are mutually exclusive and may be billed separately or in combination as determined by Landlord.  “Tenant’s Share” shall mean that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of (i) the Floor Area of the Building as defined in Item 8 of the Basic Lease Provisions, for expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, or (ii) all or some of the buildings in the Project, for expenses determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Tenant acknowledges Landlord’s rights to make changes or additions to the Building and/or Project from time to time pursuant to Section 6.4 of the Lease, in which event the total rentable square footage within the Building and/or Project may be adjusted.  For convenience of reference, Property Taxes and Project Costs may sometimes be collectively referred to as “Operating Expenses.”

(b)           Commencing prior to the start of the first full “Expense Recovery Period” of the Lease (as defined in Item 7 of the Basic Lease Provisions) following the Base Year, and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant’s Share of Project Costs and Property Taxes for the Expense Recovery Period or portion thereof.  Commencing 12 months following the Commencement Date, Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent.  Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant’s share of Operating Expenses shall be equitably prorated for any partial year. From time to time during an Expense Recovery Period, Landlord may revise the estimate based on increases in any of the Operating Expenses.

(c)           Within 180 days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement setting forth the actual or prorated Property Taxes and Project Costs attributable to that period, and the parties shall within 30 days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments, if any, to Tenant’s actual Tenant’s Share as shown by the annual statement.  If actual Property Taxes or Project Costs allocable to Tenant during any Expense Recovery Period are less than the Property Tax Base or the Project Cost Base, respectively, Landlord shall not be required to pay that differential to Tenant, although Landlord shall refund any applicable estimated payments collected from Tenant.  Should Tenant fail to object in writing to Landlord’s determination of actual Operating Expenses within 60 days following delivery of Landlord’s expense statement, Landlord’s determination of actual Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on Tenant.

(d)           Even though the Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s share of Property Taxes and Project Costs for the Expense Recovery Period in which the Lease terminates, Tenant shall upon notice pay the entire increase due over the estimated expenses paid; conversely, any overpayment made in the event expenses decrease shall be promptly (and in any event within 30 days) rebated by Landlord to Tenant.

(e)           The term “Project Costs” shall include all charges and expenses pertaining to the operation, management, maintenance and repair of the Building and the Project, together with all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation:  water and sewer charges; insurance premiums and deductibles and/or reasonable premium equivalents and deductible equivalents should Landlord elect to self-insure any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; heat; light; power; janitorial services; the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building and Project; all labor and labor-related costs for personnel applicable to the Building and Project, including both Landlord's personnel and outside personnel; a commercially reasonable Landlord overhead/management fee; reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; repairs; air conditioning; supplies; materials; equipment; tools; tenant services; programs instituted to comply with transportation management requirements; any expense incurred pursuant to Sections 6.1, 6.2, 7.2, and 10.2 and Exhibits C and F below; costs incurred (capital or otherwise) on a regular recurring basis every 3 or more years for normal maintenance projects (e.g., parking lot slurry coat or replacement of lobby, corridor and elevator cab carpets and coverings); and the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are intended to reduce other operating costs or increases thereof, or upgrade Building and/or Project security, or which are required to bring the Building and/or Project into compliance with applicable laws and building codes.  Landlord shall amortize the cost of capital improvements on a straight-line basis over the lesser of the Payback Period (as defined below) or the useful life of the capital improvement as reasonably determined by Landlord.  Any amortized Project Costs item may include, at Landlord's option, an actual or imputed interest rate that Landlord would reasonably be required to pay to finance the cost of the item, applied on the unamortized balance.  "Payback Period" shall mean the reasonably estimated period of time that it takes for the cost savings, if any, resulting from a capital improvement item to equal the total cost of the capital improvement.  It is understood that Project Costs shall include competitive charges for direct services provided by any subsidiary or division of Landlord.  If any Project Costs are applicable to one or more buildings or properties in addition to the Building, then that cost shall be equitably prorated and apportioned among the Building and such other buildings or properties.  The term “Property Taxes” as used herein shall include the following:  (i) all real estate taxes or personal property taxes, as such property taxes may be increased from time to time due to a reassessment or otherwise; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord shall be excluded; and (iii) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes; and (iv) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings.  A copy of Landlord’s unaudited statement of expenses shall be made available to Tenant upon request.  The Project Costs, inclusive of those for the Base Year, shall be extrapolated by Landlord to reflect at least 95% occupancy of the rentable area of the Building.

EXHIBIT C

UTILITIES AND SERVICES

The following standards for utilities and services shall be in effect at the Building.  Landlord reserves the right to adopt nondiscriminatory modifications and additions to these standards.  In the case of any conflict between these standards and the Lease, the Lease shall be controlling.  Subject to all of the provisions of the Lease, the following shall apply:

1.   Landlord shall make available to the Premises during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and if requested by Tenant on a week-by-week basis, from 8:00 a.m. to 1:00 p.m. on Saturday ("Building Hours"), generally recognized national holidays excepted, reasonable HVAC services.  Subject to the provisions set forth below, Landlord shall also furnish the Building with elevator service (if applicable), reasonable amounts of electric current for normal lighting by Landlord’s standard overhead fluorescent and incandescent fixtures and for the operation of office equipment consistent in type and quantity with that utilized by typical office tenants of the Building and Project, and water for lavatory purposes.  Tenant will not, without the prior written consent of Landlord, not to be unreasonably withheld or delayed, connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises) for the purpose of using electric current or water.

2.   Upon written request from Tenant delivered to Landlord at least 24 hours prior to the period for which service is requested, but during normal business hours, Landlord will provide any of the foregoing building services to Tenant at such times when such services are not otherwise available.  Tenant agrees to pay Landlord for those after-hour services at rates that Landlord may establish from time to time.  If Tenant requires electric current in excess of that which Landlord is obligated to furnish under this Exhibit C, Tenant shall first obtain the consent of Landlord, and Landlord may cause an electric current meter to be installed in the Premises to measure the amount of electric current consumed.  The cost of installation, maintenance and repair of the meter shall be paid for by Tenant, and Tenant shall reimburse Landlord promptly upon demand for all electric current consumed for any special power use as shown by the meter.

3.   Landlord shall furnish water for drinking, personal hygiene and lavatory purposes only.

4.   In the event that any utility service to the Premises is separately metered or billed to Tenant, Tenant shall pay all charges for that utility service to the Premises and the cost of furnishing the utility to tenant suites shall be excluded from the Operating Expenses as to which reimbursement from Tenant is required in the Lease.

5.   Landlord shall provide janitorial services 5 days per week, equivalent to that furnished in comparable buildings, and window washing as reasonably required; provided, however, that Tenant shall pay for any additional or unusual janitorial services requested by Tenant in writing to the Landlord.

6.   Tenant shall have access to the Building 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install access control systems as it deems advisable for the Building.  Landlord may impose a reasonable charge for access control cards and/or keys issued to Tenant.

7.   The costs of operating, maintaining and repairing any supplemental air conditioning unit serving only the Premises shall be borne solely by Tenant.  Such installation shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld or delayed, at Tenant's sole expense and shall include installation of a separate meter for the operation of the unit.  Landlord may require Tenant to remove at Lease expiration any such unit installed by or for Tenant and to repair any resulting damage to the Premises or Building.

EXHIBIT D

TENANT’S INSURANCE

The following requirements for Tenant’s insurance shall be in effect during the Term, and Tenant shall also cause any subtenant to comply with the requirements.  Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1.    Tenant shall maintain, at its sole cost and expense, during the entire Term:  (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, on a policy form that is at least as broad as Insurance Service Office (ISO) CGL 00 01 (if alcoholic beverages are sold on the Premises, liquor liability shall be explicitly covered), which policy(ies) shall be written on an “occurrence” basis and for not less than $2,000,000 combined single limit per occurrence for bodily injury, death, and property damage liability; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least $1,000,000 each accident and each disease; (iii) with respect to Alterations constructed by Tenant under this Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Alterations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy shall also include business interruption coverage in an amount sufficient to cover 1 year of loss.  In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

2.    All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report.  The deductible or other retained limit under any policy carried by Tenant shall be commercially reasonable, and Tenant shall be responsible for payment of such deductible or retained limit with waiver of subrogation in favor of Landlord.  Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy.  A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises.  Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than thirty (30) days prior to the expiration of the coverage.  In the event of a loss covered by any policy under which Landlord is an additional insured, Landlord shall be entitled to review a copy of such policy.

3.    Tenant’s commercial general liability insurance shall contain a provision that the policy shall be primary to and noncontributory with any policies carried by Landlord, together with a provision including Landlord, The Irvine Company LLC, and any other parties in interest designated by Landlord as additional insureds.  Tenant’s policies described in Subsections 1 (ii), (iii) and (iv) above shall each contain a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives.  Tenant also waives its right of recovery for any deductible or retained limit under same policies enumerated above.  All of Tenant’s policies shall contain a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord 30 days prior written notice.  Tenant shall also name Landlord as an additional insured on any excess or umbrella liability insurance policy carried by Tenant.

NOTICE TO TENANT:  IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations shall be in effect at the Building.  Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time and Landlord shall use reasonable efforts to promptly notify Tenant of such modifications.  In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.         The sidewalks, halls, passages, elevators, stairways, and other common areas shall not be obstructed by Tenant or used by it for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises.  Should Tenant have access to any balcony or patio area, Tenant shall not place any furniture other personal property in such area without the prior written approval of Landlord, such approval not to be unreasonably delayed or withheld.

2.         Neither Tenant nor any employee or contractor of Tenant shall go upon the roof of the Building without the prior written consent of Landlord, other than in case of an emergency.

3.         Tenant shall, at its expense, be required to utilize the third party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises.

4.         No antenna or satellite dish shall be installed by Tenant without the prior written agreement of Landlord, such consent not to be unreasonably withheld or delayed.

5.         The sashes, sash doors, windows, glass lights, solar film and/or screen, and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed.  If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, tinting, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, the use of that curtain, blind, tinting, shade or screen shall be immediately discontinued and removed by Tenant.  No awnings shall be permitted on any part of the Premises.

6.         The installation and location of any unusually heavy equipment in the Premises, including without limitation file storage units, safes and electronic data processing equipment, shall require the prior written approval of Landlord.  The moving of large or heavy objects shall occur only between those hours as may be designated by, and only upon previous notice to, Landlord.  No freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7.         Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose.

8.         Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld.  Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards which shall have been furnished to Tenant or which Tenant shall have had made.

9.         Tenant shall not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord, such approval not to be unreasonably withheld or delayed.

10.         Tenant shall not use space heaters within the Premises.

11.         Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, which shall in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any government rule or regulation.

12.         Tenant shall not use or keep any foul or noxious gas or substance in the Premises.

13.         Tenant shall not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

14.         Tenant shall not permit any animals or birds be kept by Tenant in or about the Building.

15.         Neither Tenant nor its employees, agents, contractors, invitees or licensees shall bring any firearm, whether loaded or unloaded, into the Project at any time.

16.         Smoking anywhere within the Premises or Building is strictly prohibited, and Landlord may enforce such prohibition pursuant to Landlord’s leasehold remedies.  Smoking is permitted outside the Building and within the project only in areas designated by Landlord.

17.         Tenant shall not install an aquarium of any size in the Premises unless otherwise approved by Landlord.

18.         Unless as required by law, judicial process or governmental or regulatory body, Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name.  Landlord shall have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant shall not use any picture of the Building in its advertising, stationery or in any other manner.

19.         Tenant shall, upon request by Landlord, supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis should circumstances warrant.

20.         Landlord may from time to time grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

EXHIBIT F

PARKING

The following parking regulations shall be in effect at the Building In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.      Landlord agrees to maintain, or cause to be maintained, an automobile parking area (“Parking Area”) in reasonable proximity to the Building for the benefit and use of the visitors and patrons and, except as otherwise provided, employees of Tenant, and other tenants and occupants of the Building.  Landlord shall have the right to determine the nature and extent of the automobile Parking Area, and of making such changes to the Parking Area from time to time which in its opinion are desirable.  Landlord shall not be liable for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord.  Landlord shall also have the right to establish, and from time to time amend, and to enforce against all users of the Parking Area all reasonable rules and regulations (including the designation of areas for employee parking) as Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of the Parking Area.

2.      Landlord may, if it deems advisable in its sole discretion, charge for parking and may establish for the Parking Area a system or systems of permit parking for Tenant, its employees and its visitors.  In no event shall Tenant or its employees park in reserved stalls leased to other tenants or in stalls within designated visitor parking zones, nor shall Tenant or its employees utilize more than the number of Parking Passes (defined below) allotted in this Lease to Tenant.   Tenant shall, upon request of Landlord from time to time, furnish Landlord with a list of its employees’ names and of Tenant’s and its employees’ vehicle license numbers.  Parking access devices, if applicable, shall not be transferable.  Landlord may impose a reasonable fee for access devices and a replacement charge for devices which are lost or stolen.  Each access device shall be returned to Landlord promptly following the Expiration Date or sooner termination of this Lease.

3.      Washing, waxing, cleaning or servicing of vehicles, or the parking of any vehicle on an overnight basis, in the Parking Area (other than emergency services) by any parker or his or her agents or employees is prohibited unless otherwise authorized by Landlord.

4.      It is understood that the employees of Tenant and the other tenants of Landlord within the Building and Project shall not be permitted to park their automobiles in the portions of the Parking Area which may from time to time be designated for patrons of the Building and/or Project.  Tenant may purchase all or a portion of the parking passes for unreserved parking set forth in Item 11 of the Basic Lease Provisions (the "Parking Passes"), in monthly amounts as Landlord shall from time to time determine.  Landlord agrees that Tenant may convert up to 1 of its Parking Passes to a reserved stall by providing written notice of such election to Landlord prior to the Commencement Date (the “Converted Stall”), at Landlord’s asking rate for reserved parking from time to time.  Tenant acknowledges that if such written notice of election is not delivered to Landlord prior to the Commencement Date, then the conversion of the Parking Pass to a reserved stall shall be subject to the month to month availability of such reserved stall as determined by Landlord.  Should any monthly parking charge not be paid within 5 days following the date due, then a late charge shall be payable by Tenant equal to the greater of (i) 5% of the delinquent installment or (ii) $100.00, which late charge shall be separate and in addition to any late charge that may be assessed pursuant to Section 14.3 of the Lease for other than delinquent monthly parking charges.

5.      Landlord shall be entitled to pass on to Tenant its proportionate share of any charges or parking surcharge or transportation management costs levied by any governmental agency and Tenant shall cooperate in any voluntary or mandated transportation management programs.

6.      Tenant shall not assign or sublet any of the Parking Passes, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of this Lease or subletting of the Premises.

EXHIBIT G

ADDITIONAL PROVISIONS

1.   RIGHT OF FIRST OFFER.  Provided Tenant is not then in Default hereunder, and provided further that Tenant has not exercised its termination right pursuant to Paragraph 2 of this Exhibit G below, Landlord hereby grants Tenant a one-time right (“First Right”) to lease any office space contiguous to the Premises on the third floor of the Building (“First Right Space”) in accordance with and subject to the provisions of this Section.  Except as otherwise provided below, prior to leasing the First Right Space to any other party during the period that this First Right is in effect, Landlord shall give Tenant written notice of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit.  It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s notice shall so provide and all such space shall collectively be subject to the following provisions.  Within 3 business days after receipt of Landlord’s notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space.  In the event that Tenant does not so respond in writing to Landlord’s notice within said period, Tenant shall be deemed to have elected clause (ii) above.  In the event Tenant gives Landlord notice pursuant to clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant.  Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 days.  Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated Space, to lease such space to a third party, and/or to pursue any other available legal remedy.  Notwithstanding the foregoing, it is understood that Tenant’s First Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the Building, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then-current occupant thereof.  Tenant’s rights under this Section shall be personal to the original Tenant named in this Lease and may not be assigned or transferred (except in connection with a Permitted Transfer of this Lease to an Affiliate as described in Section 9.2 hereof).  Any other attempted assignment or transfer shall be void and of no force or effect.

2.   RIGHT TO TERMINATE.  Provided Tenant is not in Default under any provision of this Lease, Tenant shall have a one-time right to terminate this Lease effective as of the expiration of the 42nd month of the initial Term.  Tenant shall exercise such termination right by giving written notice thereof to Landlord (the "Termination Notice") at least 9 months prior to the effective date of termination.  All Rent and other costs due under this Lease for the Premises shall be due and payable by Tenant to Landlord through the effective date of termination.  In addition, should Tenant exercise the foregoing right to terminate, Tenant shall pay to Landlord, concurrently with its delivery of the Termination Notice, a separate termination fee, as reasonably computed by Landlord, comprised of the unamortized portion (based upon a constant amortization over a 7 year period with 7% interest) as of the effective date of termination of (A) brokerage commissions paid by Landlord in connection with the Lease, and (B) tenant improvement costs funded by Landlord.  Any such termination shall not abrogate any obligation existing under the Lease as of the termination date or otherwise attributable to Tenant’s occupancy thereof.

EXHIBIT X

WORK LETTER

DOLLAR ALLOWANCE
[SECOND GENERATION SPACE]

The Tenant Improvement work (herein “Tenant Improvements”) shall consist of any work required to complete the Premises pursuant to plans and specifications approved by both Landlord and Tenant.  All of the Tenant Improvement work shall be performed by a contractor selected by Landlord and in accordance with the procedures and requirements set forth below.

I.           ARCHITECTURAL AND CONSTRUCTION PROCEDURES

A.
Tenant and Landlord shall approve both (i) a detailed space plan for the Premises, prepared by the architect engaged by Landlord for the work described herein (“Landlord’s Architect”), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”), and (ii) an estimate, prepared by the contractor engaged by Landlord for the work herein (“Landlord’s Contractor”), of the cost for which Landlord will complete or cause to be completed the Tenant Improvements (“Preliminary Cost Estimate”). Tenant shall approve or disapprove each of the Preliminary Plan and the Preliminary Cost Estimate by signing copies of the appropriate instrument and delivering same to Landlord within 5 business days of its receipt by Tenant.  If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan and the Preliminary Cost Estimate to incorporate Tenant’s suggested revisions in a mutually satisfactory manner; provided that in no event shall Tenant have the right to request changes or additions to the Preliminary Plan for the purpose of utilizing any unused portion of the Landlord Contribution (as defined below).

B.
On or before its approval of the Preliminary Plan, Tenant shall provide in writing to Landlord or Landlord’s Architect all specifications and information reasonably requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant’s equipment, and details of all other non-building standard improvements to be installed in the Premises (collectively, “Programming Information”).  Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.

C.
Upon Tenant’s approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord’s Architect and engineers shall prepare and deliver to the parties working drawings and specifications (“Working Drawings and Specifications”), and Landlord’s Contractor shall prepare a final construction cost estimate (“Final Cost Estimate”) for the Tenant Improvements in conformity with the Working Drawings and Specifications.  Tenant shall have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan or Preliminary Cost Estimate; provided that in no event shall Tenant have the right to request changes or additions to the Working Drawings and Specifications for the purpose of utilizing any unused portion of the Landlord Contribution. In no event shall Tenant disapprove the Final Cost Estimate if it does not exceed the approved Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions.  Any revision requested by Tenant and accepted by Landlord shall be incorporated by Landlord’s Architect into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall approve same in writing within 5 business days of receipt without further revision.

D.
In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause.  Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt from Landlord.  Tenant’s approval of a Change shall be accompanied by Tenant’s payment of any resulting increase in the Completion Cost, regardless of any unutilized portion of the “Landlord Contribution” as defined below.  It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant’s approval of a change order.

E.
It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord.  Landlord shall identify any disapproved items within 3 business days (or 2 business days in the case of Changes) after receipt of the applicable document.  Should Landlord approve work requested in writing by the Tenant that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the Landlord Contribution, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof approved by the Tenant to Landlord.

F.
It is understood that all of the Tenant Improvements shall be done during Tenant’s occupancy of the Premises.  In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result.  Tenant further agrees that it shall be solely responsible for relocating its office equipment and furniture in the Premises in order for Landlord to complete the work in the Premises and that no rental abatement shall result while the Tenant Improvements are completed in the Premises.

G.
Tenant hereby designates Doug Croxall, Telephone No. (____) __________, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant.  Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

II.           COST OF TENANT IMPROVEMENTS

A.
Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant.  Landlord shall pay towards the final construction costs (“Completion Cost”) as incurred a maximum of $51,380.00 (“Landlord Contribution”), based on $35.00 per usable square foot of the Premises, and Tenant shall be fully responsible for the remainder (“Tenant Contribution”). Tenant understands and agrees that any portion of the Landlord Contribution not requested by Tenant in accordance with this Exhibit X by December 31, 2014, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment; provided, however, that Tenant may, upon written request delivered to Landlord not later than December 31, 2014, apply a portion of the unused Landlord Contribution not to exceed $25,690.00 to the next then due Basic Rent.  Landlord shall promptly memorialize any such reduction in the Basic Rent on a form provided by Landlord.  In addition, Tenant may utilize a portion of the unused Landlord Contribution not to exceed $14,680.00 toward the out-of-pocket expenses incurred by Tenant for (1) relocating to the Premises, including moving costs (not to exceed $7,340.00 in the aggregate) (“Moving Costs”) and (2) for the purchase, refurbishment or relocation of furniture, fixtures and equipment for the Premises (not to exceed $7,340.00 in the aggregate) (“FF&E Costs”).  Tenant shall be reimbursed for Moving Costs and/or FF&E Costs by submitting copies of all supporting third-party invoices to Landlord by August 1, 2014.  Landlord shall reimburse Tenant in one installment for Moving Costs and one installment for FF&E Costs within 30 days following receipt of all such respective invoices.

B.
The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following:  (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work (excluding any furniture, fixtures and equipment relating to the Premises), and (iv) keying and signage costs.  The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of 3% of all such direct costs, cosmetic alterations not requiring a permit excluded.

C.
Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant Contribution set forth in the approved Final Cost Estimate.  In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras requested by Tenant and not reflected on the approved working drawings, or because of delays caused by Tenant, then notwithstanding any unused portion of the Landlord Contribution, Tenant shall pay to Landlord, within 10 days following submission of an invoice therefor, all such additional costs, including any additional architectural fee.  If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease.